UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
_______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2024
_________________________
Privia Health Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)
_________________________

Delaware		001-40365	81-3599420
(State or other jurisdiction of incorporation or organization)		(Commission File No.)	(I.R.S. Employer Identification No.)

950 N. Glebe Rd.,
Suite 700
Arlington,	Virginia		22203
(Address of Principal Executive Offices)			(Zip Code)
(571) 366-8850
Registrant's telephone number, including area code

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PRVA	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 25, 2024 the Board of Directors (the “Board”) of Privia Health Group, Inc. (the “Company”) approved a transition letter agreement (the “Transition Agreement”) between the Company and Thomas Bartrum, the current Executive Vice President & General Counsel. Under the Transition Agreement, Mr. Bartrum will remain employed by the Company for a transition period from January 29, 2024 through May 31, 2024 (the “Transition Period”). The Board has appointed Edward C. Fargis as the Company’s new Secretary and Executive Vice President & General Counsel, with employment beginning effective January 29, 2024.
Pursuant to the Transition Agreement, Mr. Bartrum agreed to remain employed by the Company and transition his knowledge and duties to Mr. Fargis during the Transition Period. During the Transition Period, Mr. Bartrum will continue to receive his current salary and benefits. In addition, Mr. Bartrum will be eligible to receive his 2023 annual performance bonus to the extent earned based on the achievement of applicable performance goals as determined by the Compensation Committee of the Board (the “2023 Bonus”). Subject to Mr. Bartrum’s continued employment during the Transition Period, his compliance with the restrictive covenants described below and his agreement to execute and not revoke a release of claims at the conclusion of the Transition Period, and as consideration for these commitments, Mr. Bartrum will receive the following separation benefits: (a) if not yet paid prior to the conclusion of the Transition Period, the 2023 Bonus; (b) a lump sum payment equal to (i) 12 months of his current base salary, (ii) his target annual bonus for 2024 and (iii) subject to Mr. Bartrum’s timely election for continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), an amount equal to the total cost of premium payments for COBRA eligible benefits for Mr. Bartrum and his covered dependents at the same benefit levels in effect as of his departure for the twelve-month period thereafter (including a top-up right if the COBRA costs increase during such twelve-month period); (c) each of Mr. Bartrum’s equity awards that are outstanding and unvested as of immediately prior to his departure will become immediately vested as to the portion of such equity awards that would otherwise have become vested pursuant to their ordinary vesting schedule within the twelve-month period following his departure; and (d) each of Mr. Bartrum’s stock options that are outstanding and vested as of his departure (including those accelerated in connection with his departure) will remain exercisable until their original expiration dates. All of Mr. Bartrum’s other unvested equity awards will be forfeited as of his departure. Mr. Bartrum has reaffirmed that the non-compete and non-solicitation covenants contained in his employment agreement will remain in effect until May 31, 2025 and May 31, 2026, respectively.
A copy of the Transition Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02. The foregoing summary of the Transition Agreement is qualified in its entirety by reference to the text of the Transition Agreement filed herewith.
Item 7.01 Regulation FD Disclosure.
On January 29, 2024, the Company issued a press release announcing the departure of Mr. Bartrum and appointment of Mr. Fargis as Executive Vice President & General Counsel. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit:

Exhibit No.	Description
10.1	Transition Letter Agreement, dated as of January 25, 2024, between the Company and Thomas Bartrum
99.1	Privia Health Group, Inc. Press Release Dated January 29, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVIA HEALTH GROUP, INC.

Date: January 29, 2024	By:	/s/ David Mountcastle

Name: David Mountcastle
Title: Executive Vice President, Chief Financial Officer and Authorized Officer